Exhibit H
                       CENTRAL AND SOUTH WEST CORPORATION
                         CONSOLIDATED RETAINED EARNINGS
                            As of September 30, 1998
                                   (UNAUDITED)

                                                               (millions)

Retained Earnings at Beginning of Year                              $1,750
    Net income
          CSW International Two, Inc.                                   85
          Energia International de CSW de SA de CV                       1
          Newgulf Power Venture                                         (1)
          Non-exempt entities                                          315
     Deduct:  Dividends paid                                          (279)
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Retained Earnings at September 30, 1998                             $1,871
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